Exhibit 10.45

FORM OF RESTRICTED STOCK UNIT AGREEMENT
FOR TIME-BASED RSUs

Company: Ormat Technologies, Inc. Date of Grant: Total No. of Restricted Stock Units Granted: 3-Year Vesting Schedule: Year One – 33.3% Year Two – 33.3% Year Three – 33.4% Type: Restricted Stock Unit

Dear _________,

We are pleased to inform you that, as an eligible employee of Ormat Technologies, Inc. (herein called the “Company”) or one of its subsidiaries, you have been granted one or more restricted stock units (herein called “RSUs”) under the Company’s 2018 Incentive Compensation Plan (as amended and restated) and the Restricted Stock Unit Terms and Conditions (herein called the “Plan” and the “Terms and Conditions”).

RSUs will not be deemed granted unless the Participant accepts the grant online before 5:00 p.m. Eastern Time no later than two (2) weeks after the grants/awards have been added to your account and you have received the notification email. By accepting your grant online, you agree that the right is granted under and governed by the Plan and the RSU Award Agreement and acknowledge receipt of these documents as well as the Prospectus for the Plan. Questions regarding your grant can be directed to the Corporate Secretary at equityinfo@ormat.com.

This agreement and the documents that accompany it constitute the entire agreement between you and the Company with respect to the RSUs granted hereunder and supersede in their entirety all prior undertakings and agreements of the Company and yourself, both written and oral, with respect to the RSUs granted hereunder (including the shares underlying it).

Furthermore, by your signature you hereby approve and agree to all the aforesaid in this agreement and the trust agreement signed with the Trustee (as defined in Annex A to the Terms and Conditions) and you declare that you are familiar with the provisions of Section 102 and the Capital Gains route. You hereby undertake not to sell or transfer the Shares underlying the RSUs prior to the lapse of the restrictions period, unless you pay all taxes, which may arise in connection with such sale and/or transfer.

Thank you for your contributions to the Company.

The undersigned Participant acknowledges receipt of, and understands and agrees to, the terms and conditions of this Agreement and the Plan.

ORMAT TECHNOLOGIES, INC. Name: Title: Date:

PARTICIPANT ________________________

Name:

RESTRICTED STOCK UNITS
TERMS AND CONDITIONS

As a participant in the Ormat Technologies, Inc. 2018 Incentive Compensation Plan (as amended and restated, the “Plan”), you have been granted one or more Restricted Stock Units (herein called “RSUs”) under the Plan. RSUs give you the opportunity to receive at a specified future date, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Common Stock after the Vesting Date(s) specified in Section 2 below (herein called the letter agreement) multiplied by the applicable percentage of RSUs specified in Section 2 below, subject to your acceptance of the RSUs as provided in Section 1 below and the other terms and conditions described below.

The date of the grant of the RSUs (herein called the Grant Date) is set forth in the letter agreement.

Note that all capitalized terms in the letter agreement and these Terms and Conditions are defined in the Plan, except as indicated in such agreement and herein. All terms of the Plan are hereby incorporated into these Terms and Conditions.

1.	Acceptance of RSUs:

RSUs will not be deemed granted unless the Participant accepts the grant online before 5:00 p.m. Eastern Time no later than two (2) weeks after the grants/awards have been added to your account and you have received the notification email. By accepting your grant online, you agree that the right is granted under and governed by the Plan and the RSU Award Agreement and acknowledge receipt of these documents as well as the Prospectus for the Plan. Questions regarding your grant can be directed to the Corporate Secretary at equityinfo@ormat.com.

2.	Vesting:

(a)

Subject to the provisions of this Section 2 and of Sections 5, and 6 of these Terms and Conditions the RSUs shall become vested in accordance with the vesting schedule identified in the Form of Restricted Stock Unit Agreement for Time-Based RSUs granted to Participant.

(b)	No fractional shares shall be delivered and fractional shares shall be disregarded. All vesting increments shall be rounded to the nearest whole number of RSUs.

(c)

The RSUs shall not become vested unless you shall have remained continuously in the employ or service of the Company or of one or more of its Subsidiaries on the applicable Vesting Date, except as provided in Section 5 of these Terms and Conditions. Any RSUs that are not vested will terminate on the date of your Separation from Service.

(d)

Vesting upon CIC Qualification Termination. In February 2023 the Board of Directors of the Company adopted the Ormat Technologies, Inc. Change in Control Severance Plan (the "CIC Severance Plan"). To the extent the Participant participates in the CIC Severance Plan, and in the event Participant incurs a CIC Qualifying Termination (as defined in the CIC Severance Plan), the terms of the CIC plan will govern.

3.           Issuance of Shares: RSUs will be credited to an account to be maintained on your behalf. The Fair Market Value of any vested RSUs measured as of the Vesting Date will be paid within thirty (30) days of the date such Vesting Date. Payment of any RSUs shall be made by the issuance of shares of Common Stock, subject to section 9 hereof.

4.           Transferability of RSUs: The RSUs shall not be transferable by you otherwise than (i) by will or (ii) by the laws of descent and distribution. Any transferred RSU shall continue to be subject to these Terms and Conditions.

5.           Death: Section 2 to the contrary notwithstanding, if you incur a Separation from Service because you die, you will become fully vested in any unvested RSUs awarded under the letter of grant to which these Terms and Conditions are attached.

6.	Other Separation from Service:

(a)

Except as otherwise clearly specified in a duly executed, written, valid and binding agreement between you and the Company, if you incur a Separation from Service before the end of the applicable Vesting Date for any reason other than death, you will immediately forfeit any unvested RSUs.

(b)

For the purposes of the letter agreement, your employment by a Subsidiary of the Company shall be considered terminated on the date that the company by which you are employed is no longer a Subsidiary of the Company.

7.           The Plan. By accepting any benefit under this Agreement, the Participant and any person claiming under or through the Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and this Agreement and any action taken under the Plan by the Board, the Committee or the Company, in any case in accordance with the terms and conditions of the Plan. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such rules, policies and regulations as may from time to time be adopted by the Committee. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. A paper copy of the Plan and the prospectus shall be provided to the Participant upon the Participant’s written request to the Company at the address set forth in Section 15 of this Agreement.

8.           Dividend Equivalents: Except as otherwise provided in Section 11, no dividend equivalents shall be payable or accumulated in respect of RSUs.

9.           Clawbacks: The RSUs are subject to recoupment in accordance with Section 15(i) of the Plan and any other recoupment or clawback policy adopted by the Company, or as agreed with you.

10.         Listing Requirements: The Company shall not be obligated to deliver any certificates representing any shares until all applicable requirements imposed by federal and state securities laws and by any stock exchanges upon which the shares may be listed have been fully met.

11.         Transfer of Employment: Leave of Absence: A transfer of your employment from the Company to a Subsidiary or vice versa, or from one Subsidiary to another, without an intervening period, shall not be deemed a Separation from Service. If you are granted an authorized leave of absence, you shall be deemed to have remained in the employ of the Company or a Subsidiary during such leave of absence.

12.	Adjustments in RSUs:

(a)

The existence of the letter agreement and the RSUs shall not affect or restrict in any way the right or power of the Board of Directors or the stockholders of the Company to make or authorize any reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the shares or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business.

(b)

In the event of any change in or affecting the outstanding shares by reason of a stock dividend or split, merger or consolidation (whether or not the Company is the surviving corporation), recapitalization, spin-off, reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, the Board of Directors shall make such amendments to the Plan, the letter agreement, these Terms and Conditions and the RSUs and make such adjustments and take actions thereunder as it deems appropriate, in its sole discretion, under the circumstances. Such amendments, adjustments and actions may include, but are not limited to, (i) changes in the number and kind of shares underlying the RSUs set forth in the letter agreement, and (ii) accelerating the vesting of the RSUs. The determination by the Board as to the terms of any of the foregoing adjustments shall be conclusive and binding.

13.          Stockholder Rights: Neither you nor any other person shall have any rights of a stockholder as to shares underlying any RSUs unless and until (a) the Company pays or settles any vested RSUs in shares of Common Stock, and (b) such Common Stock shall have been recorded by the Company’s registrar, American Stock Transfer and Trust Company (herein called “AST”), as having been issued or transferred, as the case may be.

14.	Tax Matters: You should consult your tax advisor about tax consequences of the RSUs.

(a)

Tax Withholding for U.S. Employees: If and to the extent Federal income tax withholding (and state and local income tax withholding, if applicable) may be required by the Company in respect of taxes on income you realize upon or after payment or settlement of any portion of the RSUs, or upon disposition of any shares of Common Stock acquired through the payment or settlement of any RSUs, the Company may withhold such required amounts from your future paychecks or may require that you deliver to the Company the amounts to be withheld. You may also pay the minimum required Federal income tax withholding (and state and local income tax withholding, if applicable) by electing either to have the Company withhold a portion of the shares of Common Stock otherwise issuable upon payment or settlement of the RSUs, or to deliver other shares of Common Stock you own, in either case having a fair market value (on the date that the withholding amount is to be determined) of the minimum amount required to be withheld, provided that the election will be irrevocable and will be subject to such rules as the Committee may adopt.

(b)

Tax Withholding For Israeli Employees - The provisions specified in Annex A attached hereto shall apply only to Eligible Individuals who are residents of the state of Israel or those who are deemed to be residents of the state of Israel for the applicable payment of tax.

(c)

Section 409A - The letter agreement, these Terms and conditions and delivery of shares of Common Stock hereunder are intended to be exempt from or to comply with Section 409A of the Code and shall be administered and construed in accordance with such intent. In furtherance, and not in limitation, of the foregoing: (a) in no event may you designate, directly or indirectly, the calendar year of any payment to be made hereunder; and (b) notwithstanding any other provision of the letter agreement and these Terms of Conditions to the contrary, a termination of employment hereunder shall mean and be interpreted consistent with a “separation from service” within the meaning of Code Section 409A with respect to any payment hereunder that constitute a “deferral of compensation” under Code Section 409A that becomes due on account of such separation from service. Notwithstanding any provision of the Plan to the contrary, in no event shall the Company or any Subsidiary be liable to you on account of the failure of the letter agreement and these Terms and Conditions to (a) qualify for favorable U.S. or foreign tax treatment or (b) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, Section 409A of the Code.

15.          Employment or Other Service: Nothing contained herein shall confer any right to continue in the employ or other service of the Company or a Subsidiary or limit in any way the right of the Company or a Subsidiary to change your compensation or other benefits or to terminate your employment or other service with or without cause.

16.           Short-Swing Trading: If you are a director or executive officer of the Company or one of its subsidiaries who is granted RSUs, you must report such grant, the vesting or settlement of such RSUs and any sale of Common Stock received upon settlement of any RSUs, on a Form 4 (Statement of Changes of Beneficial Ownership of Securities) within two business days of such reportable event pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended. The Corporate Secretary of the Company will provide you with a form of the Form 4 upon request, but such filing is the personal responsibility of the holder of RSUs. All holders of RSUs should consult the Company’s Insider Trading Policy before arranging any trade in any of the Company’s securities, including Common Stock.

17.          Electronic Delivery and Signatures. The Company may, in its sole discretion, decide to deliver any documents related to the PSUs, this Agreement or to participation in the Plan or to future grants that may be made under the Plan by electronic means or to request the Participant's consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. If the Company establishes procedures of an electronic signature system for delivery and acceptance of Plan documents (including this Agreement or any Award Agreement like this Agreement), the Participant hereby consents to such procedures and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

18.          Governing Law. The execution, validity, interpretation, and performance of this Agreement shall be governed by, and construed in accordance with, Delaware law applied without giving effect to any conflicts-of-law principles, except to the extent pre-empted by federal law.

19.          Notices. All notices required to be given under this Agreement or the Plan shall be in writing and delivered in person or by registered or certified mail, postage prepaid, to the other party, in the case of the Company, at the address set forth in the Grant Notice, or, in the case of the Participant, at the Participant’s address set forth in the Company’s records; provided, however, any such notice to the Participant may be delivered electronically to the Participant’s email address set forth in the Company’s records. Each party to this Agreement agrees to inform the other party immediately upon a change of address. All notices shall be deemed delivered when received.

20.         Time of Essence: Time is of the essence with respect to delivering notices and stock certificates hereunder. There is no grace period.

21.         Successors: These Terms and Conditions are binding on your heirs and personal representatives and on the successors of the Company.

22.         Counterparts: The letter agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original.

ANNEX A - TAX WITHOLDING FOR ISRAELI EMPLOYEES

Tax Withholding For Israeli Employees - The provisions specified hereunder shall apply only to Eligible Individuals who are residents of the state of Israel or those who are deemed to be residents of the state of Israel for the payment of applicable tax (such persons, “Israeli Participants”). All defined terms shall have the meaning ascribed to them in the Plan, unless the context requires otherwise.

(i)    For the purposes of this Annex A, the following terms shall have the following meanings:

●	“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

●

 “Approved 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and/or additional rights issued with respect thereto, including, but not limited to, bonus shares, and held in trust by a Trustee for the benefit of the Employee.

●	"Award" shall have the meaning ascribed to it in the Plan; provided, however, that for the purposes of Sections 102 or 3(i) of the Ordinance, Awards shall not be settled in cash.

●

"Award Agreement" shall have the meaning ascribed to it in the Plan; provided, however, that for the purposes of Section 102 of the Ordinance, an electronic acceptance may be used only pursuant to a tax ruling to be obtained, if so required by applicable law.

●

“Capital Gain Award" (or "CGA)” means an Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(3) of the Ordinance.

●	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

●

“Employee” means a person who is employed by the Company or an Affiliate, including an individual who is serving as a director or an office holder, but excluding any Controlling Shareholder, all as determined in Section 102 of the Ordinance.

●	“ITA” means the Israeli Tax Authority.

●

“Ordinary Income Award"("OIA") means an Approved 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

ORMAT TECHNOLOGIES, INC. 6140 Plumas Street, Reno, NV 89519, USA • +1-775-356-9029 • ormat@ormat.com	ormat.com

●	“Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

●	“Rules” means the Israeli Income Tax Rules (Tax Relief in Issuance of Shares to Employees) 2003.

●	“Section 102” means Section 102 of the Ordinance and any regulations, Rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

●	“Trustee” means any individual or trust company appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

●	“Unapproved 102 Award” means an Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

(ii)    Any tax liability, of any kind due to the Plan, or resulting from it (including, without derogating from the aforementioned, income tax, capital gains tax, social security, surtax and health tax), and any other obligatory payment applicable as a result of the grant of the right, its exercise and Employee's receipt of Common Stock as a result of such exercise or the sale of underlying Common Stock (the "Common Stocks”), will be fully borne by the Employee.

(iii)    The Company recommends that Employee consults with professional advisors and consider the tax implications, including the result of the application of Section 102, of the grant of the right, of its exercise and of the receipt of any Shares.

(iv)    Despite of anything to the contrary in the Plan, with respect to any Approved 102 Award, subject to the provisions of Section 102, an Employee shall not sell, release, assign, transfer or give as collateral or any right with respect to them given to any third party whatsoever (collectively “Transfer”) from trust any Share received upon the exercise of an Approved 102 and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Minimal Restriction Period (as defined below) required under Section 102. Notwithstanding the above, if any such sale or other Transfer occurs during the Minimal Restriction Period, the sanctions under Section 102 shall apply to and shall be borne solely by such Employee.

(v)    In accordance with the provisions of Section 102, the Trustee will hold the right in trust for the benefit of the Employee until the right is exercised, if at all (or until the termination of the exercise period, to the extent the right remains unexercised, as applicable). Consequently, the Trustee will hold the right and/or the shares of Common Stock (including any stock dividend or shares of Common Stock derived from issuance of rights exercised during the right’s exercise period) in trust for the benefit of the Employee for the period set forth in Section 102 and the Rules. Such period is on the date of adoption of this Plan at least (i) in the case of a CGA, 24 months from the date on which the right is granted and deposited with the Trustee; or (ii) in the case of an OIA-, 12 months from the date on which the Right is granted and deposited with the Trustee (the “Minimal Restriction Period”), and will not transfer the right and the shares of Common Stock to the Employee prior to the full payment of the applicable taxes. Transfer of the shares of Common Stock from the Trustee to the Employee or their sale by the Trustee prior to the lapse of the Minimal Restriction Period, might involve tax implications (which the Employee should consider prior to taking any such action).

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(vi)    The Company was engaged with the Trustee with respect to the Awards, rights and Common Stocks (the “Trust Agreement”) and the provisions of the Trust Agreement will apply and obligate any Employee who receives rights under the Plan. The main provisions of the Trust Agreement are: (i) the Company will not grant Awards and rights to its Employees but will grant them to the Trustee who will hold them for at least the Minimal Restriction Period; (ii) during the Minimal Restriction Period, the Awards, rights and Common Stocks will not be transferable; and (iii) after termination of the Minimal Restriction Period, the Employee will be entitled to demand that the Trustee transfer the Common Stocks to the Employee’s name, provided either: (A) the tax applicable to the Employee under Section 102 has been paid and the Trustee holds a confirmation for the payment issued by the ITA; or (B) the Trustee has transferred to the ITA the appropriate percentage amount (determined in accordance with the applicable tax rate) of the consideration received by it for the sale of the Common Stocks, on account of the applicable tax. The Plan and the Trust Agreement will apply to any stock dividends and/or rights granted to the Employee, mutatis mutandis.

(vii)    The Company has undertaken not to grant and Awards and rights to Employees under Section 102, unless it received a confirmation from the Employee that the Employee undertakes vis-a-vis the ITA not to exercise the Awards and rights prior to the termination of the Minimal Restriction Period (unless he or she pays all applicable tax).

(viii)    The transfer of the Common Stocks from the Trustee to the Employee or their sale by the Trustee for the benefit of the Employee, all in accordance with the Employee’s order, is possible and may be done in accordance and under the rules, conditions and arrangements to be agreed between the Company and the Trustee and in accordance and subject to applicable law and arrangements (if existing) with the tax authorities.

(ix)    The provisions of Section 102 will apply to the Awards and rights to be granted to the Employees, (i.e., grant to and deposit with the Trustee for the benefit of the Employee), in the capital gain tax route. Any tax liability to the Employee will occur upon the earlier of the time the Common Stocks will be transferred from the Trustee to the Employee or sold by the Trustee, without any tax event occurring on the Grant Date of the Award.

(x)    In accordance with Section 12(c)(ix) above, and since the Company has chosen the capital gains tax route, as specified in Section 102, any income resulting from the realization of the benefit by the Employee will be deemed as a capital gain and will be taxed on the date of the tax event at the applicable tax rate of 25%, excluding the portion of the income equaling the difference between the exercise price of the Award, if applicable, and the average price of the Common Stock during the 30 trading days prior to the Grant Date, which will be deemed as working income and will be subject to income tax, according to the rate applicable to the Employee, and social security tax and health tax – all provided that all of the provisions of the capital gains tax route are met.

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(xi)    With regards to Approved 102 Awards , the provisions of the Plan shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit and/or any pre-rulings obtained by the ITA, and the said provisions, permit and/or pre-rulings shall be deemed an integral part of the Plan. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan, shall be considered binding upon the Company and the Employees.

(xii)     Any tax consequences arising from the grant or exercise of any Award, from the grant of right and/or the underlying Common Stocks, from the payment for stocks covered thereby or from any other event or act (of the Company, and the Trustee or the Employee), hereunder, shall be borne solely by the Employee. The Company and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Employee shall agree to indemnify the Company and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Employee.

(xiii)    The Company and/or, when applicable, the Trustee shall not be required to release any stock certificate to an Employee until all required payments (including any tax liability) have been fully made.

(xiv)    With respect to an Unapproved 102 Award, if the Employee ceases to be employed by the Company, the Employee shall extend to the Company a security or guarantee for the payment of tax due at the time of sale of Common Stocks, all in accordance with the provisions of Section 102.

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